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                     May 11, 2023

       Andrew Kang
       Senior Executive VP and Chief Financial Officer
       Microstrategy Inc.
       1840 Towers Crescent Plaza
       Tysons Corner, VA 22182

                                                        Re: Microstrategy Inc
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 000-24435

       Dear Andrew Kang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jeanine Montgomery, CAO